Exhibit 10.3

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is made as of February 7, 2022, by and among CDPM Sponsor Group, LLC, a Delaware limited liability company (the “Sponsor”), DPCM Capital, Inc., a Delaware corporation (“SPAC”), D-Wave Quantum Inc., a Delaware corporation and a direct, wholly-owned subsidiary of SPAC (“NewCo”) and D-Wave Systems Inc., a British Columbia company (the “Company” and, together with Sponsor, SPAC and Newco, the “Parties”).

RECITALS:

WHEREAS, SPAC, NewCo, DWSI Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of NewCo (“Merger Sub”), DWSI Canada Holdings ULC, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of NewCo (“CallCo”), D-Wave Quantum Technologies Inc., a British Columbia corporation and a direct, wholly-owned subsidiary of CallCo (“ExchangeCo”) and the Company entered into a transaction agreement (the “Transaction Agreement”), pursuant to which, among other things, (a) Merger Sub will merge with and into SPAC (the “Merger”), with SPAC continuing as the surviving company after the Merger, as a result of which SPAC will become a direct, wholly-owned subsidiary of NewCo, (b) immediately following the Merger, by means of a statutory plan of arrangement (the “Arrangement”) under Part 9, Division 5 of the Business Corporations Act (British Columbia), (i) CallCo will acquire all of the issued and outstanding Company Shares held by Ineligible Holders and Eligible Holders that do not elect to receive Exchangeable Shares in exchange for NewCo Common Shares, (ii) CallCo will contribute the Company Shares acquired from such holders to ExchangeCo in exchange for ExchangeCo Common Shares, (iii) ExchangeCo will acquire all of the issued and outstanding Company Shares held by Eligible Holders that elect to receive Exchangeable Shares in exchange for Exchangeable Shares and (iv) the Company will become a wholly-owned Subsidiary of ExchangeCo, in each case, on the terms and subject to the conditions set forth in the Transaction Agreement and the Plan of Arrangement and in accordance with the provisions of applicable Law;

WHEREAS, capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Transaction Agreement;

WHEREAS, as of the date hereof, Sponsor owns beneficially and of record 7,252,500 SPAC Class B Shares (the “Sponsor SPAC Shares”);

WHEREAS, Sponsor acknowledges that the Company would not enter into the Transaction Agreement and the Arrangement but for the execution and delivery of this Agreement by Sponsor;

WHEREAS, this Agreement sets out the terms and conditions of the agreement of Sponsor to abide by the covenants in respect of the Sponsor SPAC Shares held by Sponsor.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I

COVENANTS

Section 1.1    Covenants of Sponsor.

(a)    Sponsor hereby irrevocably and unconditionally covenants, undertakes and agrees, from time to time, until the earlier of (i) the Effective Time, and (ii) the termination of this Agreement in accordance with Section 3.1 hereof:

(i)    to cause to be counted as present for purposes of establishing quorum, all the SPAC Sponsor Shares held by Sponsor, at any meeting of any of the SPAC Stockholders at which Sponsor is entitled to vote, including the SPAC Stockholders Meeting, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Transactions is sought, or in any action by written consent of all or any of the SPAC Stockholders (which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after SPAC requests such delivery), and to vote or cause to be voted (in person, by proxy, by action by written consent, as applicable, or as otherwise may be required under the Governing Documents of SPAC) all the SPAC Sponsor Shares held by Sponsor, in favor of (i) the approval, consent, ratification and adoption of the Transaction Proposals and the Transactions, (ii) any proposal to adjourn or postpone the SPAC Stockholders Meeting to a later date if there are not sufficient votes for approval, consent, ratification and adoption of the Transaction Proposals and the Transactions; and (iii) all other matters or resolutions that could be expected to facilitate the Transactions;

(ii)    to cause to be counted as present for purposes of establishing quorum all the SPAC Sponsor Shares held by Sponsor, at any meeting of the SPAC Stockholders at which Sponsor is entitled to vote, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval, with respect to matters contemplated by clause (A), clause (B) or clause (C) of this Section 1.1(a)(ii), is sought, or in any action by written consent of all or any of SPAC Stockholders, and to vote or cause to be voted (in person, by proxy or by action by written consent (which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after SPAC requests such delivery)), as applicable, or as otherwise may be required under the Governing Documents of the SPAC) all the SPAC Sponsor Shares held by Sponsor, in opposition to: (A) any SPAC Acquisition Proposal; (B) any proposed action by SPAC, any SPAC Stockholder or other Person which would reasonably be regarded as being directed towards or likely to prevent, delay, frustrate, or nullify, or reduce the likelihood of the successful completion of the Transactions, including, without limitation, any amendment to the certificate of incorporation of SPAC or its corporate structure or capitalization; and (C) any other matter, action or proposal which would reasonably be expected to result in a breach of any representation, warranty, covenant or other obligation of SPAC under the Transaction Agreement if such breach requires approval by all or any of the SPAC Stockholders;

(iii)    except as otherwise expressly contemplated by the Transaction Agreement or with the prior written consent of the Company (such consent to be given or withheld in its sole discretion), not to (A) Transfer any SPAC Sponsor Shares, or any right or interest therein, (B) enter into (1) any option, warrant, purchase right, or other Contract that could

(either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require Sponsor to Transfer any SPAC Sponsor Shares, or any right or interest therein, or (2) any voting trust, proxy or other Contract with respect to the voting or Transfer of any SPAC Sponsor Shares, or any right or interest therein, in a manner inconsistent with the covenants and obligations of this Agreement, or (C) enter into any Contract to take, or cause to be taken, any of the actions set forth in clauses (A) or (B) or to otherwise do indirectly that which Sponsor may not do directly pursuant to this Section 1.1(a)(iii); provided, however, that the foregoing shall not apply to any Transfer (1) to any Affiliate of Sponsor; or (2) by virtue of Sponsor’s Governing Documents upon liquidation or dissolution of Sponsor (any transferee of the type set forth in clauses (1) or (2) a “Permitted Transferee”); provided, that Sponsor shall, and shall cause any Permitted Transferee, to enter into a written agreement in form and substance reasonably satisfactory to the Company, agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of Sponsor hereunder and the making of all applicable representations and warranties of Sponsor set forth in ARTICLE II with respect to such transferee and his, her or its SPAC Class B Shares, or any right or interest therein, received upon such Transfer, as applicable), and further provided that Sponsor and its Permitted Transferee each execute and deliver all other consents, joinders and other documents with respect to the Transactions, as determined by the SPAC in its sole discretion, prior and as a condition to the occurrence of such Transfer. For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, lien, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise);

(iv)    not to exercise any dissent rights in respect of the Transactions;

(v)    to execute and deliver all related documentation and take such other actions in support of the Transactions as shall reasonably be requested by the Company or SPAC to consummate the Transactions, including pursuant to Section 1.1(a)(xi);

(vi)    Sponsor hereby revokes any and all previous proxies granted or voting instruction forms or other voting documents delivered that conflict, or are inconsistent, with the matters set forth in this Agreement and Sponsor agrees not to, directly or indirectly, grant or deliver any other proxy, power of attorney or voting instruction form with respect to the matters set forth in this Agreement except as expressly required or permitted by this Agreement; and

(vii)    not take any other action of any kind, directly or indirectly, which would make any representation or warranty of Sponsor set forth in this Agreement untrue or incorrect in any material respect or might reasonably be regarded, individually or in the aggregate, as likely to reduce the success of, or delay or interfere with, the completion of the Transactions contemplated by the Transaction Agreement.

(viii)    Sponsor shall be bound by and subject to Sections 7.3(a) (Confidentiality and Access to Information), 7.4(a) (Public Announcements) and 7.6(b) (Exclusive Dealing) of the Transaction Agreement to the same extent that Sections 7.3(a) (Confidentiality and Access to Information), 7.4(a) (Public Announcements) and 7.6(b) (Exclusive Dealing) of the

Transaction Agreement apply to SPAC, mutatis mutandis, as if Sponsor is directly a party thereto; provided that, notwithstanding anything in this Agreement to the contrary, any breach by SPAC of its obligations under the Transaction Agreement shall not be considered a breach of this Section 1.1(a)(viii).

(ix)    If Sponsor acquires or is issued any additional Sponsor SPAC Shares following the date hereof, Sponsor acknowledges that such additional Sponsor SPAC Shares shall be deemed to be Sponsor SPAC Shares for the purposes of this Agreement.

(x)    Sponsor agrees not to (A) demand that SPAC redeem the Sponsor SPAC Shares in connection with the Transactions or (B) otherwise participate in any SPAC Stockholder Redemptions by tendering or submitting any of the Sponsor SPAC Shares for redemption.

(xi)    Sponsor agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing such things, in each case, reasonably necessary to consummate the Transactions.

(xii)    Sponsor and SPAC agree to comply with, perform their respective obligations, covenants and agreements set forth in, and enforce the obligations of the other parties to, that certain Letter Agreement, dated as of October 20, 2020, by and among SPAC, Sponsor and such other parties thereto (the “Letter Agreement”).

(b)    Sponsor Earn-Out.

(i)    Sponsor agrees that, as of immediately following the Closing, 1,813,125 NewCo Common Shares beneficially owned by Sponsor (the “Sponsor Earn-Out Shares”) shall be subject to the vesting and forfeiture provisions set forth in this Section 1.1(b). Sponsor agrees that, except in accordance with this Section 1.1(b), Sponsor will not sell, transfer or otherwise dispose of, or hypothecate or otherwise grant any interest in or to any Sponsor Earn-Out Shares, or any right or interest therein.

(ii)    Following the Closing, if, at any time during the period following the Closing and expiring on the fifth (5th) anniversary of the Closing Date (the “Earn-Out Period”), the last reported sales price of NewCo Common Shares equals or exceeds an amount equal to (x)(1) $10.00 divided by (2) the Exchange Ratio multiplied by (y) 1.2, for any twenty (20) Trading Days within any thirty (30) Trading Day period (the “Earn-Out Target”), the Sponsor Earn-Out Shares shall automatically vest and no longer be subject to forfeiture pursuant to this Section 1.1(b). For purposes of this Section 1.1(b)(ii), “Trading Day” means any day on which NewCo Common Shares are actually traded on the NYSE.

(iii)    If the Earn-Out Target is achieved on or prior to the last day of the Earn-Out Period, then following the achievement of the Earn-Out Target, Sponsor may, at its election, provide written notice to NewCo informing NewCo that the Earn-Out Target has been satisfied and that the Sponsor Earn-Out Shares are automatically vested and no longer subject to forfeiture.

(iv)    If the Earn-Out Target has not been achieved on or prior to the last day of the Earn-Out Period, then the Sponsor Earn-Out shall be forfeited and cancelled. Upon the forfeiture and cancellation of the Sponsor Earn-Out Shares pursuant to the foregoing sentence, Sponsor shall surrender to NewCo for cancellation, the Sponsor Earn-Out Shares and shall take any other action reasonably requested by NewCo to evidence such forfeiture and cancellation.

(v)    Notwithstanding anything in this Agreement to the contrary, if a NewCo Change of Control occurs during the Earn-Out Period, then, immediately prior to the consummation of such NewCo Change of Control, (i) if the Earn-Out Target has not been previously satisfied it shall be deemed to be satisfied and (ii) the Sponsor Earn-Out Shares shall automatically vest and no longer be subject to forfeiture. For the purposes of this Agreement, a “NewCo Change of Control” means (A) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of NewCo and its Subsidiaries, taken as a whole; (B) a merger, consolidation or other business combination of NewCo in any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding NewCo Common Shares or the surviving person outstanding immediately after such merger, consolidation or other business combination; or (C) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of NewCo Common Shares representing more than fifty percent (50%) of NewCo Common Shares entitled to vote for the election of directors of NewCo.

(vi)    The Sponsor Earn-Out Shares and the Earn-Out Target shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into NewCo Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to NewCo Common Shares, occurring on or after the date hereof.

(vii)    Until and unless the Sponsor Earn-Out Shares are forfeited, Sponsor will have full ownership rights to the Sponsor Earn-Out Shares, including the right to vote such shares and to receive dividends and distributions thereon.

(c)    Additional Agreements.

(i)    Sponsor agrees that, immediately prior to the Closing, Sponsor shall irrevocably forfeit and surrender 1,196,663 Sponsor SPAC Shares to SPAC for no consideration as a contribution to the capital of SPAC and shall take any other action reasonably requested by NewCo or the Company to evidence such forfeiture and surrender.

(ii)    Sponsor agrees that, in the event Aggregate Transaction Proceeds would be equal to or less than $130,000,000 as of the redemption deadline for the SPAC Stockholder Redemption based on elections by holders of SPAC Class A Shares to redeem as of such date and a good faith estimate of Unpaid SPAC Expenses and other amounts through Closing, the Company shall be entitled to cause Sponsor to transfer for no value 906,563 Sponsor SPAC Shares to SPAC or other SPAC Stockholders, as directed by the Company in its sole discretion.

SPAC shall take any other action reasonably requested by the Company to consummate and evidence such transfer.

(iii)    If, immediately prior to the Closing, SPAC Expenses exceed Permitted SPAC Expenses, Sponsor shall, at its election, either (i) reimburse SPAC an amount equal to such excess or (ii) irrevocably forfeit and surrender a number of Sponsor SPAC Shares, equal to (x) the amount of such excess divided by (y) (1) $10.00 divided by (2) the Exchange Ratio, to SPAC for no consideration as a contribution to the capital of SPAC and shall take any other action reasonably requested by NewCo or the Company to evidence such forfeiture and surrender.

(iv)    Sponsor shall cause there to be no conversions of SPAC Class B Shares such that there are an aggregate of 7,500,000 SPAC Class B Shares outstanding as of the Closing. To the extent any such conversions occur notwithstanding the foregoing sentence, Sponsor shall transfer and/or forfeit SPAC Class B Shares in a manner that results in the other SPAC Stockholders and the Company Shareholders being in the same position economically and otherwise as they would have been in, immediately following the Closing, had such conversions not occurred.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1    Representations and Warranties of Sponsor. Sponsor represents and warrants to and in favor of the Company as follows and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement and the Transaction Agreement:

(a)    Sponsor is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(b)    Sponsor has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of Sponsor. This Agreement has been duly and validly executed and delivered by Sponsor and constitutes a legal, valid and binding agreement of Sponsor (assuming that this Agreement has been duly authorized, executed and delivered by the other Parties) enforceable against Sponsor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)    Sponsor is the sole holder of, record and beneficial owner of, or exercises control or direction over, and at the Effective Time and at all times between the date hereof and the Effective Time, Sponsor will be the sole holder of, record and beneficial owner of, or exercise control or direction over, all the SPAC Sponsor Shares, with good title thereto, free and clear of all Liens (other than transfer restrictions under this Agreement and the Letter Agreement.

(d)    Except as contemplated by the Transaction Agreement or the Governing Documents of Sponsor, no Person has any contractual right or privilege for the purchase or acquisition from Sponsor of any of the SPAC Sponsor Shares or for the right to vote any of the SPAC Sponsor Shares.

(e)    There are no Proceedings in progress or pending before any Governmental Entity or, to the knowledge of Sponsor, threatened against Sponsor that would adversely affect in any manner the ability of Sponsor to enter into this Agreement and to perform its obligations hereunder in any material respect.

(f)    No consent, approval, order or authorization of, or designation, declaration or filing with, any Person is required on the part of Sponsor with respect to the execution, delivery or performance of its obligations under this Agreement by Sponsor, the performance by Sponsor of its obligations under this Agreement and the completion of the transactions contemplated by this Agreement, other than those which are contemplated by the Transaction Agreement.

(g)    None of the execution or delivery by Sponsor of this Agreement, the performance by Sponsor of its obligations hereunder or the consummation of the transactions contemplated hereby or pursuant to the Transaction Agreement will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in a violation or breach of any provision of the Governing Documents of Sponsor, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Sponsor is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which Sponsor or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon the SPAC Sponsor Shares of Sponsor, except, in the case of any of clauses (ii) through (iv) above, as would not adversely affect the ability of Sponsor to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(h)    The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Sponsor SPAC Shares (other than under this Agreement, the Transaction Agreement, including the other Ancillary Agreements and the Letter Agreement) or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s Governing Documents.

ARTICLE III

GENERAL

Section 3.1    Termination. This Agreement shall automatically terminate, without any notice or other action on the part of any Party, upon the earliest to occur of the following:

(a)    the Effective Time;

(b)    the date upon which the Parties agree in writing to terminate this Agreement; and

(c)    the date of earlier termination of the Transaction Agreement in accordance with its terms;

provided, however, if this Agreement is terminated pursuant to the foregoing clause (a), Section 1.1(b) and Section 1.1(c) shall survive in accordance with their terms.

Section 3.2    Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a record holder and/or beneficial owner of the SPAC Sponsor Shares and (b) to the extent applicable, nothing herein will be construed to limit or affect any action or inaction by Sponsor or any representative of Sponsor serving as a member of the board of directors of SPAC or as an officer or employee of SPAC, in each case, acting in such person’s capacity as a director, officer or employee of SPAC.

Section 3.3    Effect of Termination. If this Agreement is terminated pursuant to Section 3.1, this Agreement shall become void and of no force and effect and no Party will have any liability or further obligation to the other Party hereunder; provided, however, if this Agreement is terminated pursuant to Section 3.1(a), Section 1.1(b) and Section 1.1(c) shall survive in accordance with their terms. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud and (ii) this ARTICLE III shall survive the termination of this Agreement. For purposes of this Section 3.3, (x) “Willful Breach” means an intentional and material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

Section 3.4    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	if to Sponsor, SPAC or prior to the Closing Date, NewCo:

CDPM Sponsor Group, LLC

DPCM Capital, Inc.

D-Wave Quantum Inc.

382 NE 191 Street, #24148

Miami, FL 33179

Attention: Emil Michael

Email:       legal@dpcmcapital.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue

Miami, FL 33131

Attention:     Alan I. Annex, Esq.

Email:          AnnexA@gtlaw.com

(b)	if to the Company or NewCo on or after the Closing Date:

D-Wave Systems Inc.

D-Wave Quantum Inc.

3033 Beta Avenue

Burnaby, BC V5G 4M9

Attention:    Tanya Rothe

Email:          legal@dwavesys.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Adam M. Givertz

                 Ian M. Hazlett

E-mail:     agivertz@paulweiss.com

       ihazlett@paulweiss.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

Section 3.5    Benefit of Agreement. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement.

Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

Section 3.6    Non-Recourse. Except for claims pursuant to the Transaction Agreement or any other Ancillary Document by any party or parties thereto against any other party or parties thereto on the terms and subject to the conditions therein, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any SPAC Non-Party Affiliate (other than Sponsor), and (b) no Company Non-Party Affiliate or SPAC Non-Party Affiliate (other than Sponsor) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

Section 3.7    Further Assurances. Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 3.8    Incorporation by Reference. Sections 10.1 (Non-Survival), 10.2 (Entire Agreement; Assignment), 10.3 (Amendment), 10.5 (Governing Law), 10.7 (Construction; Interpretation), 10.10 (Severability), 10.11 (Counterparts; Electronic Signatures), 10.14 (Extension; Waiver), 10.15 (Waiver of Jury Trial), 10.16 (Submission to Jurisdiction) and 10.17 (Remedies) of the Transaction Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

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IN WITNESS OF WHICH, the Parties have executed this Agreement as of the date first written above.

SPAC:

DPCM CAPITAL, INC.

By:	/s/ Emil Michael
Name:	Emil Michael
Title:	Chief Executive Officer

SPONSOR:

CDPM SPONSOR GROUP, LLC

By:	/s/ Emil Michael
Name:	Emil Michael
Title:	Manager

COMPANY:

D-WAVE SYSTEMS INC.

By:	/s/ Alan Baratz
Name:	Alan Baratz
Title:	CEO

NEWCO:

D-WAVE QUANTUM INC.

By:	/s/ Emil Michael
Name:	Emil Michael
Title:	President

[Signature Page – Sponsor Support Agreement]